EXHIBIT 23.1

                          Independent Auditor's Consent


Board of Directors
Paradigm Holdings, Inc.
Rockville, Maryland


We hereby consent to the inclusion of our report dated February 11, 2005, except for notes 5 and 16, as to which the dates were July 25, 2005 and September 28, 2005, respectively, on the audited consolidated balance sheets of Paradigm Holdings, Inc. (formerly Paradigm Solutions Corporation) as of December 31, 2004 and 2003 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in the SEC Form S-1 Amendment No. 7 to be filed by Paradigm Holdings, Inc.

We also consent to the reference to us under the heading "Experts" in such Prospectus.






/s/ Aronson & Company

ARONSON & COMPANY


Rockville, Maryland
November 4, 2005